CyberSource Corporation: 2010 Senior Management Bonus Plan

This CyberSource Corporation 2010 Senior Management Bonus Plan ("Bonus Plan") is established to provide additional incentive compensation for all eligible executives and employee directors (each a "Participant" and collectively the "Participants") to promote the financial success of CyberSource Corporation (the "Company"). For the purposes of this Bonus Plan, "Company" shall also include all wholly-owned subsidiaries of CyberSource Corporation as of the date this Bonus Plan is approved by the Board of Directors.

For the purposes of this Bonus Plan: (a) "executive" shall mean any full-time employee of the Company with a title of vice president or above (but excluding the Executive Chairman); (b) "director" shall mean any employee of the Company with a title of director, senior director, or equivalent; and, (c) "Qualification Date" shall mean the date of the Company's regularly scheduled Board of Directors meeting in January 2011.

Each Participant that is employed full-time with the Company in 2010 and remains employed in a similar or higher capacity through the Qualification Date will be eligible under the Bonus Plan, except:

  any Participant that is on a written disciplinary or written performance plan as of the Qualification Date will not be eligible;

  any Participant whose regular compensation is comprised of fixed and variable components will not be eligible unless and to the extent otherwise stated in such Participant's written compensation plan;

  eligibility and amount of bonuses for any Participant that has a written employment contract with the Company shall be determined by such employment contract, if applicable;

  individuals that become employees of the Company as a result of a merger with or acquisition by the Company that closes after this Bonus Plan is approved by the Board will not be eligible under this Bonus Plan.

Bonus calculations for a newly hired eligible Participant will be pro-rated quarterly, which calculation commences in the first full quarter after employment begins. Bonus payout calculations will be adjusted for promotions, which calculation will commence with the first full quarter after the effective date of the promotion.

Bonuses will be pro-rated daily for any Participant that takes a leave of absence during 2010, where "leave of absence" means that the Participant is not being paid by the Company during his/her time out of the office, e.g., unpaid vacation, unpaid sick leave, short term disability, long term disability. Paid vacations and paid sick days taken within the Company's annual allowance do not fall into the definition of "leave of absence."

The applicable bonus will be paid no later than the last normal payroll cycle in February 2011 to those eligible Participants. For the purposes of this Bonus Plan, a "quarter" is each consecutive three month period commencing on January, April, July, and October of each calendar year.

The bonus pool will be funded based on the Company's achievement against its internal, full year Non-GAAP operating income target set forth in the 2010 financial plan, adopted and approved by the Board of Directors, as may be amended from time to time at the sole discretion of the Board of Directors. Bonus target amounts are calculated as a certain percentage of base salary and vary by Participant. Participants can receive a bonus up to such target amounts.

The total, pre-tax dollar amount of the target bonus paid to each eligible Participant is comprised of two components. 75% of the bonus amount is based on overall Company performance relative to its full year, Non-GAAP operating income target. 25% of the bonus amount is based on individual Participant performance. Individual performance targets will be established and approved by each Participant's manager, the CEO, the human resources department, and the Compensation Committee of the Board of Directors, as applicable.

The Bonus Plan may be revised or terminated at any time prior to the Qualification Date at the sole and absolute discretion of the Company.